EXHIBIT 21.1
INFINERA CORPORATION
SUBSIDIARIES
Infinera Acquisition Corporation (Delaware)
Infinera Argentina S.A. (Argentina)
Infinera Asia Limited (Hong Kong)
Infinera India Private Limited (India)
Infinera International Corporation (Delaware)
Infinera Japan K.K. (Japan)
Infinera Limited (United Kingdom)
Infinera Technology (Beijing) Co., Ltd. (China)
Infinera Optics B.V. (The Netherlands)
Infinera GmbH (Germany)
Infinera Canada Inc. (Canada)
LLC Infinera (Russia)
Transmode AB (Sweden)
Transmode Ltd. (United Kingdom)
Transmode Systems AB (Sweden)
Transmode Systems Asia Pte. Ltd.
Transmode Systems Canada Inc.
Transmode Systems Germany GmbH
Transmode Systems Hong Kong Ltd.
Transmode Systems, Inc. (Delaware)
Transmode Systems Italy S.r.l.